UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 4, 2005
Adams Respiratory Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51445 (Commission File Number)	75-2725552 (IRS Employer Identification No.)

425 Main Street, Chester, New Jersey (Address of Principal Executive Offices)	07930 (Zip Code)
(908) 879-1400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On November 4, 2005, the Compensation Committee of the Board of Directors of Adams Respiratory Therapeutics, Inc. (the “Company”) established the financial and strategic criteria used in determining the annual bonus award for Michael J. Valentino, the Company’s Chief Executive Officer and President, for fiscal year 2006. The final value of such award will be determined pursuant to several weighted factors:
•	Financial Performance — Based upon the Company’s net sales and pro-forma pre-tax income.

•	External Performance — Relating to market relations, development of the shareholder base, and performance against quarterly estimates.

•	Business Development — Relating to potential acquisitions, improvements in the manufacturing process, and development of additional sites for the packaging, manufacturing, and production of the Company’s products.

•	Product Development — Relating to the development, evaluation, approval or launch of certain pharmaceutical products.
     Mr. Valentino’s target bonus is equal to 100% of his base salary, which presently is $500,000. The actual bonus payable for fiscal year 2006 (if any) will vary depending on the extent to which actual performance meets, exceeds, or falls short of the applicable performance goals. Performance against the criteria is measured on a three-point scale, denominated as percentage of base salary, as follows:

	Threshold	Target	Maximum
Financial Performance	24%	30%	60%

External Performance	4%	5%	10%

Business Development	20%	25%	50%

Product Development	32%	40%	80%

Total	80%	100%	200%
The Compensation Committee retains discretion to modify the amount payable pursuant to the bonus parameters, but the bonus cannot exceed 100% of Mr. Valentino’s base salary unless the financial performance thresholds are met.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADAMS RESPIRATORY THERAPEUTICS, INC.
By:	/s/ Walter E. Riehemann
Walter E. Riehemann
Executive Vice President, Chief Legal and Compliance Officer and Secretary

Dated: November 10, 2005